MEMBERSHIP PURCHASE AGREEMENT

This Membership Purchase Agreement is entered into the _____ day of September, 2010, by David E. Simpson, Thomas A. Simpson, Janice K. Simpson and Simpson Brothers Greenhouses LLC, of 9662 East M-21, Ovid, Michigan 48866 (“the Business”) collectively referred to as (“Sellers”) and Plant Acadia Growing Inc., a Nevada corporation, (“Buyer”).

WHEREAS, David E. Simpson and Thomas A. Simpson own all membership units of Simpson Brothers Greenhouses LLC (the “Units”).

            WHEREAS, David E. Simpson and Janice K. Simpson, his wife, own the real estate commonly known as 9662 East M-21, Ovid, Michigan 48866, upon which Simpson Brothers Greenhouses LLC operates its business; and

WHEREAS, Buyer wishes to purchase the business and real property from Sellers, pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.	SALE OF UNITS.

The Sellers hereby sell to Buyer all the Units in the Business pursuant to the terms stated herein.

2.	CONSIDERATION.

2.1.           The Purchase Price for the Units shall be one million three hundred fifty thousand ($1,350,000) dollars USD..

2.2           The Buyer shall provide to the Seller at the Closing:

a) Convertible Promissory Note in the amount of one million three hundred fifty thousand ($1,350,000), dollars to be paid over a five (5) year period with interest at five (5%) percent;

b) The monthly payout schedule to be as follows: thirty (30) days after closing your monthly payments will begin at five thousand ($5,000) dollars per month for a period of seven (7) months.

c) Seller shall receive ten thousand ($10,000) dollars per month for fifty-two (52) monthly payments with the 60th payment in the form of a balloon payment.

d) The parties agree that the Buyer may execute Convertible Promissory Note(s) for the moneys owed to the Seller for the Purchase Price of the Units (copies of the convertible notes shall be annexed as Exhibit A and B).

e)  The parties hereby agree that the Sellers may have a first priority lien or UCC-1 on all of the assets of the Business listed on Schedule A, until the Purchase Price has been paid in totality to the Sellers.

f)  The parties agree that the Purchase Price also incorporates the purchase of the real estate of the Business located at 9662 East M-21, Ovid, Michigan 48866. Pursuant to Michigan law, a Real Estate Contract will be prepared and transacted. The real property will be conveyed upon payment in full of the purchase price.

g)  The parties agree that once the transaction is complete and if needed, the Subsidiary-Simpson Greenhouse-Sellers inputs needed funds or operating capital to Subsidiary for operating purposes, the Subsidiary will have a right to receive a Convertible Promissory Note for those inputted funds from the Parent.

2.1
 Delivery of the Certificate. Upon payment in full of the Purchase Price, Seller shall deliver, or cause to be delivered, to Buyer the stock certificates representing the Units to be registered in Buyer's name thereby evidencing the purchase of the Units.

3.	REPRESENTATIONS AND WARRANTIES.

3.1   Representations of Seller. Seller represents and warrants that:

(a)           Organization and Qualification.  The Seller is a limited liability company duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated, Michigan, and have the requisite corporate power and authorization to own their properties and to carry on their business as now being conducted.  The Seller is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.  As used in this Agreement, "Material Adverse Effect" means any material adverse effect on the business, properties, assets, operations, results of operations, condition (financial or otherwise) or prospects of the Seller, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of the Seller to perform its obligations.

(b)           Authorization; Enforcement; Validity.  The Seller has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the "Transaction Documents") and to issue the Units in accordance with the terms hereof and thereof.  The execution and delivery of the Transaction Documents by the Seller and the consummation by the Seller of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Units, has been duly authorized by the Seller's Board of Directors and no further consent or authorization is required by the Seller, its Board of Directors or its stockholders.  This Agreement and the other Transaction Documents of even date herewith have been duly executed and delivered by the Seller, and constitute the legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.  As of the Closing, the Transaction Documents dated after the date hereof and required to have been executed and delivered shall have been duly executed and delivered by the Seller, and shall constitute the legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditor's rights and remedies.

(c)           Issuance of Units.  The Units are duly authorized and, upon issuance in accordance with the terms hereof, shall be free from all taxes, liens and charges with respect to the issue thereof.

(d)           No Conflicts.  The execution, delivery and performance of the Transaction Documents by the Seller and the consummation by the Seller of the transactions contemplated hereby and thereby will not (i) result in a violation of the Certificate of Incorporation, any certificate of designations, preferences and rights of any outstanding series of preferred stock or bylaws of the Seller or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, material agreement, indenture or instrument to which the Seller is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of OTC Bulletin Board (the "Principal Market")) applicable to the Seller or by which any property or asset of the Seller is bound or affected.

(e)           Consents.  The Seller is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case in accordance with the terms hereof or thereof.  All consents, authorizations, orders, filings and registrations which the Seller is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the Closing Date, and the Seller and its Subsidiaries are unaware of any facts or circumstances which might prevent the Seller from obtaining or effecting any of the registration, application or filings pursuant to the preceding sentence.  The Seller is not in violation of the listing requirements of the Principal Market and has no knowledge of any facts which would reasonably lead to delisting or suspension of the Common Stock in the foreseeable future.

(f)           Acknowledgment Regarding Buyer's Purchase of Units.  The Seller acknowledges and agrees that each Buyer is acting solely in the capacity of arm's length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby and that to the Seller’s knowledge no Buyer is (i) an officer or director of the Seller, (ii) an "affiliate" of the Seller (as defined in Rule 144) or (iii) a "beneficial owner" of more than ten (10%) percent of the Common Stock (as defined for purposes of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "1934 Act")).  The Seller further acknowledges that no Buyer is acting as a financial advisor or fiduciary of the Seller (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by a Buyer or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to Buyer's purchase of the Units.  The Seller further represents to each Buyer that the Seller's decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Seller and its representatives.

(g)           No General Solicitation; Placement Agent's Fees.  Neither the Seller, nor any of its affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities.  The Seller shall be responsible for the payment of any placement agent's fees, financial advisory fees, or brokers' commissions (other than for persons engaged by any Buyer or its investment advisor) relating to or arising out of the transactions contemplated hereby.  The Seller shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, attorney's fees and out-of-pocket expenses) arising in connection with any such claim.  The Seller has not engaged any placement agent or other agent in connection with the sale of the Units.

(h)           No Integrated Offering.  None of the Seller, any of their affiliates, and any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the 1933 Act or cause this offering of the Securities to be integrated with prior offerings by the Seller for purposes of the 1933 Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Seller are listed or designated.  None of the Seller, their affiliates and any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of any of the Units under the 1933 Act or cause the offering of the Units to be integrated with other offerings.
(i)           SEC Documents; Financial Statements, - Not applicable.

(j)           Absence of Certain Changes.  Except as disclosed in Schedule ___, since June 30, 2010, there has been no material adverse change and no material adverse development in the business, properties, operations, condition (financial or otherwise), results of operations or prospects of the Seller.  Since June 30, 2010, the Seller has not (i) declared or paid any dividends, (ii) sold any assets, individually or in the aggregate, in excess of $25,000 outside of the ordinary course of business or (iii) had capital expenditures, individually or in the aggregate, in excess of $25,000.  The Seller has not taken any steps to seek protection pursuant to any bankruptcy law nor does the Seller have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so.  The Seller is not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at each Closing will not be, Insolvent (as defined below).  For purposes of this Section 3(j), "Insolvent" means (i) the present fair saleable value of the Seller's assets is less than the amount required to pay the Seller's total Indebtedness (as defined in Section 3(q)), (ii) the Seller is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) the Seller intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) the Seller has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

(k)           No Undisclosed Events, Liabilities, Developments or Circumstances.  No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to the Seller or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Seller under applicable securities laws.

(l)           Conduct of Business; Regulatory Permits.  The Seller is not in violation of any term of or in default under its Articles of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Seller or Bylaws or their organizational charter or bylaws, respectively. Except as disclosed in Schedule ___, the Seller is not in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Seller, and the Seller will not conduct its business in violation of any of the foregoing, except for possible violations which would not, individually or in the aggregate, have a Material Adverse Effect.  The Seller possesses all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a Material Adverse Effect, and the Seller has not received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

Until payment in full of the purchase price, Sellers shall continue to conduct business in accordance with past practice and prudent business principles.  Sellers shall not be liable for any material adverse effect not caused by Sellers.

(m)           Foreign Corrupt Practices.  The Seller, nor any director, officer, agent, employee or other person acting on behalf of the Seller has, in the course of its actions for, or on behalf of, the Seller (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(n)           Sarbanes-Oxley Act.  The Seller is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof, except where such non-compliance would not have, individually or in the aggregate, a Material Adverse Effect.

(o)           Transactions With Affiliate(s).  One of the directors of the Buyer is also, the President of the Seller, and is presently a party to this transaction with the Seller (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Seller, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

(p)           Equity Capitalization.  As of the date hereof, the authorized capital stock of the Seller consists of: (how many membership units?) (0) Units are reserved for issuance pursuant to the Seller's stock option and purchase plans and (0) Units are reserved for issuance pursuant to securities exercisable or exchangeable for, or convertible into, Units of Common Stock, and (y) no Units of preferred stock.  All of such outstanding Units have been, or upon issuance will be, validly issued and are fully paid and nonassessable.  The Seller has furnished to the Buyer true, correct and complete copies of the Seller's Certificate of Incorporation dated _______________, as amended and as in effect on the date hereof (the "Certificate of Incorporation"), and the Seller's Bylaws, as amended and as in effect on the date hereof (the "Bylaws"), and the terms of all securities convertible into, or exercisable or exchangeable for, Common Stock and the material rights of the holders thereof in respect thereto.

(q)           Indebtedness and Other Contracts.  Except as disclosed in Schedule __, the Seller (i) does not have any outstanding Indebtedness, (ii) is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument would result in a Material Adverse Effect, (iii) is in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect, or (iv) is a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Seller's officers, has or is expected to have a Material Adverse Effect.  Schedule __) provides a detailed description of the material terms of any such outstanding Indebtedness.  For purposes of this Agreement:  (x) "Indebtedness" of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; (y) "Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; and (z) "Person" means an individual, a limited liability Seller, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(r)           Absence of Litigation.  There is no action, suit, proceeding, inquiry or investigation before or by the Principal Market, any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Seller, threatened against or affecting the Seller, or the Units.

(s)           Title.  The Seller has good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Seller, in each case free and clear of all liens, encumbrances and defects except such as are described in Schedule __) or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Seller.  Any real property and facilities held under lease by the Seller is held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Seller.

(t)           Intellectual Property Rights.  Except as set forth in Schedule , the Seller owns or possesses adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights ("Intellectual Property Rights") necessary to conduct their respective businesses as now conducted.  There is no claim, action or proceeding being made or brought, or to the knowledge of the Seller, being threatened, against the Seller regarding its Intellectual Property Rights.  The Seller is unaware of any facts or circumstances which might give rise to any of the foregoing infringements or claims, actions or proceedings.  The Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties.

(u)           Environmental Laws.  The Seller (i) is in compliance with any and all Environmental Laws (as hereinafter defined), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  The term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

(v)           Subsidiary Rights.  The Seller has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of its material Subsidiaries as owned by the Seller.

(w)           Tax Status.  The Seller :(i) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Seller know of no basis for any such claim.

(x)           Internal Accounting and Disclosure Controls.  The Seller maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference.  The Seller maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the 1934 Act) that are effective in ensuring that information required to be disclosed by the Seller in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Seller in the reports that it files or submits under the 1934 Act is accumulated and communicated to the Seller’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.
(y)           Neither this Agreement nor any other Transaction Document, the financial statements (including the footnotes thereto), any Schedule, any exhibit, document or certificate delivered by or on behalf of the Seller pursuant hereto contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements herein or therein not misleading.  There is no fact which has a Material Adverse Effect or may in the future, may have a Material Adverse Effect which has not been specifically disclosed herein or in the disclosure schedule hereto.

3.2	Representations of Buyer. Buyer represents and warrants that:

The Buyer represents and warrants:

(a)           No Public Sale or Distribution.  The Buyer is acquiring the Units for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, Buyer does not agree to hold the Units for any minimum or other specific term and reserves the right to dispose of the Units at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act.  The Buyer is acquiring the Units hereunder in the ordinary course of its business.

(b)           Accredited Investor Status.  The Buyer is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D.

(c)           Reliance on Exemptions.  The Buyer understands that the Units are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state Units laws and that the Company is relying in part upon the truth and accuracy of, and Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of Buyer to acquire the Units.

(d)           Information.  The Buyer, if any, has been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Units which have been requested by Buyer.  The Buyer, if any, has been afforded the opportunity to ask questions of the Company.  Neither such inquiries nor any other due diligence investigations conducted by Buyer, if any, or its representatives shall modify, amend or affect Buyer's right to rely on the Company's representations and warranties contained herein.  The Buyer understands that its investment in the Units involves a high degree of risk.  The Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Units.

(e)           No Governmental Review.  The Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Units or the fairness or suitability of the investment in the Units nor have such authorities passed upon or endorsed the merits of the offering of the Units.

(f)           Transfer or Resale.  The Buyer understands that (i) the Units have not been and are not being registered under the 1933 Act or any state Units laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) Buyer shall have delivered to the Company an opinion of counsel, in a generally acceptable form, to the effect that such Units to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) Buyer provides the Company with reasonable assurance that such Units can be sold, assigned or transferred pursuant to Rule 144 promulgated under the 1933 Act, as amended, (or a successor rule thereto) (collectively, "Rule 144"); (ii) any sale of the Units made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Units under circumstances in which the seller (or the Person (as defined in Section 3(q)) through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Units under the 1933 Act or any state Units laws or to comply with the terms and conditions of any exemption thereunder.

(g)	Legends. The Buyer understands that the certificates or other instruments representing the Units and, until such time as the resale of the Units have been registered under the 1933 Act, the stock certificates representing the Units, except as set forth below, shall bear any legend as required by the "blue sky" laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

NEITHER THE ISSUANCE AND SALE OF THE UNITS REPRESENTED BY THIS CERTIFICATE NOR THE UNITS INTO WHICH THESE UNITS ARE EXERCISABLE HAVE BEEN] [THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN] REGISTERED UNDER THE UNITS ACT OF 1933, AS AMENDED, OR APPLICABLE STATE UNITS LAWS.  THE UNITS MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE UNITS UNDER THE UNITS ACT OF 1933, AS AMENDED, OR APPLICABLE STATE UNITS LAWS, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE UNITS LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE UNITS MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE UNITS.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Units upon which it is stamped, if, unless otherwise required by state securities laws, (i) such Units are registered for resale under the 1933 Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that such sale, assignment or transfer of the Units may be made without registration under the applicable requirements of the 1933 Act, or (iii) such holder provides the Company with reasonable assurance that the Units can be sold, assigned or transferred pursuant to Rule 144.

(h)           Validity; Enforcement.  This Agreement has been duly and validly authorized, executed and delivered on behalf of Buyer and shall constitute the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

(i)	No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of Buyer or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Buyer is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment  or decree (including federal and state Units laws) applicable to Buyer, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations hereunder.

4.	REAL ESTATE.

Upon payment in full of the Purchase Price for the Units, Sellers shall convey the real property commonly known as 9662 East M-21, Ovid, Michigan 48866 to Buyer pursuant to the terms of the Real Estate Purchase Agreement which is attached hereto as Exhibit ______________.

5.	NOTICES.

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given:

(i)  upon personal delivery to the party to be notified,

(ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day,

(iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or

(iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent:

If to Buyer:                                Plant Acadia Growing Inc.
131 East Oakland Drive,
St. Rose, LA  70087,
Attention:  Michele McDonald, President

With a copy to:                                M. David Sayid, Esq.
Sayid and Associates LLP
408 West 57th Street, Suite 8E
New York, NY 10019

If to Seller:                                Simpson Brothers Greenhouse LLC
9662 East M-21
Ovid, MI  48866
Attention:  David Simpson, Managing Member

With a copy to:                                William C. Brown, Attorney at Law
114 East Main Street, Suite 218
Owosso, Michigan  48867

or to such other address as may have been furnished to Buyer by Seller or to Seller by Buyer, as the case may be.

6. GOVERNING LAW.

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Michigan, without giving effect to its choice of law principles.

7. SUCCESSORS; THIRD PARTY RIGHTS.

This Agreement shall be binding and inure to the benefit of the parties hereto and their respective heirs and legal representatives.  Except as otherwise provided in this Agreement, nothing shall be deemed to create any right with respect to any person or entity not a party to this Agreement.

8. FURTHER ASSURANCES.

Each of the parties hereto agree, at any time and from time to time, upon the reasonable request of the other party, to perform, execute, acknowledge and deliver all such further acts, deeds, assignments, conveyances, instruments or powers of attorney as may be necessary or appropriate to carry out the provisions of this Agreement.

9. AUTHORITY TO BIND.

Each of the parties has read and understands the contents of this Agreement and is empowered and duly authorized on behalf of that party to execute it.

      10.    ASSIGNIBILITY

The parties hereby agree that this Agreement maybe assigned by the Buyer to another party.  The Buyer shall have the prior written permission of the Seller in order to assign said Agreement.

11.        TERMINATION.

(a)  In the event that the Purchase Price has not been provided to the
Seller on or before thirty (30) days from the date hereof, the non-breaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party; provided, however, this if this Agreement is terminated pursuant to this Section 9, the Purchase shall remain obligated to reimburse the non-breaching Seller for the expenses described in Section 2.1 and 2.2 above.

(b)  The Buyer shall have the right to terminate this Agreement if (i) any domestic or international event or act or occurrence shall have disrupted the financial markets or, in the Buyer’s opinion will in the immediate future disrupt the financial markets; (ii) minimum or maximum prices shall have been established by the New York Stock Exchange, by the American Stock Exchange or in the over-the-counter market or pink sheets or trading in securities generally shall have been suspended or materially limited by either stock exchange or in the over-the-counter market; (iii) the United States shall have become involved in a war or major hostilities, or if there shall have been an escalation in an existing war or major hostilities in which the United States is a participant, or a national emergency shall have been declared in the United States; (iv) a banking moratorium shall have been declared by Federal or state authorities;  (v) the Seller/Company shall have sustained a loss material or substantial to the Seller/Company by fire, flood, accident, hurricane, earthquake, theft, sabotage or other calamity or malicious act which, whether or not such loss shall have been insured, will, in the Buyer’s opinion, make it inadvisable to proceed with the delivery of the Units; or (vi) there shall have been such a material change in the general market, political or economic conditions, in the United States or elsewhere as in the Buyer's sole judgment would make it inadvisable to proceed with the offering, sale and/or delivery of the Units.

12.           MISCELLANEOUS.

(a)           Governing Law; Jurisdiction; Jury Trial.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Michigan, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Michigan or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Michigan.  Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of St. Johns, State of Michigan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first above written.

BUYER – PLANT ACADIA GROWING INC.

By: ____________________________________
       Name: Michele McDonald, President

SELLER  -  SIMPSON BROTHERS GREENHOUSES LLC

By: ______________________________________
        Name:  David Simpson, Managing Member

By: ______________________________________
        Name:  David Simpson, Individually

  By: ______________________________________
        Name:  Thomas A. Simpson, Individually

By: ______________________________________
        Name:  Janice K. Simpson, Individually